OPINION AND CONSENT OF SECK AND ASSOCIATES LLC

The Board of Directors

Boxceipts.com,  Inc.

5711 W.57th Terrace

Overland Park, KS  66223

Dear Mr. Farwell,

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed by Boxceipts.com, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the 200,000 shares of common stock being offered pursuant to the Registration Statement are duly authorized and will be, and when issued in the manner described in the Registration Statement, legally and validly issued.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Sheila Seck, Esq

October 18, 2011